Exhibit 99.1
Castle Biosciences Announces First Quarter 2020 Results
Q1 2020 DecisionDx-Melanoma test report volume increased 42% compared to Q1 2019
Q1 2020 revenues of $17.4 million, compared to $8.7 million in Q1 2019, an increase of 100%
Operating cash flow for Q1 2020 was $(0.3) million
Cash and cash equivalents as of March 31, 2020, totaled $98.7 million
Company suspends 2020 revenue guidance due to COVID-19
Conference call and webcast today at 4:30 p.m. ET

FRIENDSWOOD, TEXAS- May 11, 2020--Castle Biosciences, Inc. (Nasdaq: CSTL), a skin cancer diagnostics company providing personalized genomic information to improve cancer treatment decisions, today announced its financial results for the first quarter ended March 31, 2020.

“The Castle Biosciences team continued to perform at an exceptional level in the first quarter, with significant growth in revenue and DecisionDx®-Melanoma test report volume,” said Derek Maetzold, president and chief executive officer. “We are making investments in our business intended to put us in a position of strength as we continue to move through the current COVID-19 situation and execute on our strategy in the latter half of 2020 and 2021. This includes filling key positions and the initiation of clinical studies to drive additional evidence development for DecisionDx-Melanoma as well as to support the commercial launch of our two pipeline tests.

“With the recent publication of three peer-reviewed articles that document the clinical validity and impact of DecisionDx®-SCC in patients diagnosed with high-risk cutaneous squamous cell carcinoma (SCC), we plan to launch this pipeline test in the third quarter of 2020. Our proprietary tests are used to inform important treatment plan decisions in early stage cancers and having the opportunity to expand our service to patients diagnosed with high-risk SCC is an important step. The planned launch of our gene expression profile test for suspicious pigmented lesions, our other near-term pipeline test, remains on track for the second half of 2020.

“The COVID-19 situation continues to evolve and brings along with it a high level of uncertainty surrounding potential future impacts. The pandemic has caused disruptions to patient flow and a significant reduction in biopsies and the number of patients with a diagnosis of cutaneous melanoma. During the first quarter, our business was not materially affected. However, from April 1, 2020 to May 6, 2020, orders for our lead product, DecisionDx-Melanoma, declined 43% from the same period in 2019, as a result of these patient flow disruptions due to COVID-19.

“In the midst of the COVID-19 pandemic, I would like to personally thank our employees for their dedication and tremendous efforts during these difficult times. We have implemented steps that focus on the health of our employees and their families and serving our customers. As a result, we have maintained access to our tests with our standard turnaround time, continuing to be, on average, less than five days from receipt of specimen to issuance of report, so that patients and their clinicians can incorporate our test results into their cancer treatment plan decisions without interruption. It is important to understand that we are able to meet the needs of the patients we serve, due to the dedication and effort of our team.”

First Quarter Ended March 31, 2020, Financial Highlights

•Revenue was $17.4 million in the first quarter of 2020, compared to $8.7 million in the first quarter of 2019.

•Delivered 4,574 DecisionDx-Melanoma test reports in the first quarter of 2020, which represents 42% growth compared to the 3,232 reports delivered during the first quarter of 2019.
•New ordering clinicians for DecisionDx-Melanoma grew 43% in the first quarter, compared to the same period in 2019.
•Delivered 361 DecisionDx-UM test reports in the first quarter of 2020, which is consistent with the 360 reports during the first quarter of 2019.
•Gross margin in the first quarter of 2020 was 86%.
•Operating cash flow was $(0.3) million in the first quarter of 2020, compared to $1.3 million in the first quarter of 2019.

Cash and Cash Equivalents

As of March 31, 2020, the Company’s cash and cash equivalents totaled $98.7 million, and the outstanding principal balance on the Company’s bank term loan was $26.7 million.

COVID-19 Response and Impact

•The Company made adjustments to its laboratory operations in March designed to keep employees safe and provide uninterrupted access to its proprietary DecisionDx-Melanoma test and DecisionDx-UM test. The Company has maintained its specimen receipt to report turnaround time to on average less than 5 days.
•Based upon the analysis of the Company’s supply channel and inventory levels, the Company believes it has adequate access to reagents and consumables needed for testing patient samples and expects to continue providing normal turnaround times for delivery of its test reports.
•The Company observed a significant reduction in clinician orders of its DecisionDx-Melanoma test. Based upon results from its proprietary customer study, the Company believes that this is due to 1) an approximate 60% reduction in the number of patients seen, 2) the subsequent impact on reduced biopsies performed and 3) a reduction in melanomas diagnosed. A reduction in orders was first observed in the back half of March, and for the period of April 1 - May 6, 2020, the Company saw an overall decrease of 43% in Decision-Dx Melanoma orders, compared to the same period in 2019. The Company has observed a stabilization in the decline of orders, beginning in the second week of April.
•The DecisionDx-Melanoma dermatological clinician customers that participated in this proprietary customer study, indicated that they expect to expand office hours during the next two to three months, as they catch up on these rescheduled appointments, and that they intend to prioritize biopsies.
•In April 2020, the Company received $1.9 million in relief funds automatically allocated to Medicare providers under the Coronavirus Aid, Relief and Economic Security Act (CARES Act) and an advance payment of $8.3 million from the Centers for Medicare & Medicaid Services (CMS), which will be applied against future Medicare claims the Company submits for reimbursement later this year.

Cash and Cash Equivalents as of April 30, 2020

As of April 30, 2020, the Company had cash and cash equivalents of approximately $110 million. This amount is preliminary, subject to adjustment and based solely upon information available to the Company as of the date of this press release. It includes the $8.3 million advance payment received from CMS, which will increase the Company’s liabilities when recorded in the second quarter of 2020. This amount of cash and cash equivalents is not a comprehensive statement of the Company’s results of operations, liquidity or financial condition as of April 30, 2020, including with respect to the Company’s liabilities as of April 30, 2020, and has not been audited, reviewed or compiled by the Company’s independent registered public accounting firm. This amount is not intended to be indicative of expected cash and cash equivalents as of June 30, 2020, or other future fiscal periods. Accordingly, undue reliance should not be placed on this preliminary information, and it should be viewed in the context of all other available information regarding the Company’s results of operations, liquidity and financial condition.

Suspension of 2020 Revenue Guidance

Due to uncertainties regarding the duration and impact of the COVID-19 pandemic, the Company is suspending its previously announced annual revenue guidance for 2020.

Supplemental Revenue Information

Included in revenues for the quarters ended March 31, 2020 and 2019, were positive revenue adjustments related to tests delivered in prior periods of $3.2 million and $0.6 million, respectively. The additional positive revenue adjustments in the current year primarily relate to recognition of revenue for certain tests delivered in prior periods for which no revenue was recognizable originally but was recognized upon cash collection of payments for the tests in the current-year period.

First Quarter and Recent Clinical Evidence Updates

•Data from a systematic review and meta-analysis of the DecisionDx-Melanoma test was published in the Journal of the American Academy of Dermatology (JAAD). This meta-analysis included four study cohorts and demonstrated the strength and consistency of the test as an independent, significant predictor of recurrence and metastatic risk in patients with invasive cutaneous melanoma. Under the Strength of Recommendation Taxonomy (SORT) system, a systematic review and meta-analysis provide for the highest level of evidence for a prognostic biomarker (Level 1 evidence). The SORT system is used by the American Academy of Dermatology and other organizations to evaluate the quality, quantity and consistency of evidence supporting tests, such as DecisionDx-Melanoma.
•The development and validation of the Company’s cutaneous squamous cell carcinoma (SCC) prognostic test, DecisionDx-SCC, for patients diagnosed with high-risk cutaneous SCC, was recently published in JAAD. The results demonstrate that DecisionDx-SCC is the strongest, as well as an independent, predictor of metastatic risk relative to current SCC staging systems and can complement clinicopathologic risk factors to better stratify risk of metastasis in patients with high-risk SCC.
•Study data supporting a framework for integration of DecisionDx-SCC into risk-appropriate management of 300 high-risk cutaneous SCC patients (as defined by

NCCN), were recently published in Current Medical Research & Opinion (CMRO) and found combining DecisionDx-SCC class with American Joint Committee on Cancer (AJCC) T stage identified a group of 159 low-risk patients (Class 1, T1-T2) with a 7.5% rate of metastasis. Similarly, combining test results with Brigham and Women’s Hospital (BWH) staging identified 173 patients with a metastasis rate of 8.1%. Rates in both groups approached the rate observed for the general cutaneous SCC patient population. By comparison, Class 2B patients in the study had rates of metastasis surpassing 50%, regardless of the staging system with which it was combined, a rate that may warrant a high intensity plan with the NCCN management recommendations. Incorporation of DecisionDx-SCC results with T stage for these 300 patients with NCCN high risk features, more than 50% would have been recommended a low intensity management plan, while 34-39% would be recommended for a moderate intensity plan, and only 8% for a high intensity plan.
•Results from an intended use study conducted at the 2020 Winter Clinical Dermatology Conference involving 162 clinicians was also published as a companion article in CMRO. Using the established pre-test post-test vignette methodology, clinicians determined the treatment plan they would employ for patients with high-risk SCC. Treatment plan modalities included follow-up schedule, sentinel lymph node biopsy, nodal imaging, adjuvant radiation and adjuvant chemotherapy. Clinicians were then asked to determine the treatment plan with the addition of DecisionDx-SCC test results. The addition of a DecisionDx-SCC Class 1 test score resulted in more than a 60% reduction in treatment plan modality intensity, while a Decision-SCC Class 2B test score resulted in more than a 90% escalation in treatment plan modality intensity. Importantly, more than 95% of the changes were made in a risk appropriate manner within national guidelines for patient management.
•Another peer-reviewed manuscript demonstrating that DecisionDx®-UM test results significantly impacted treatment plan recommendations for patients with uveal melanoma (UM) in a multicenter, prospective study was published in Melanoma Management. The multicenter CLEAR II study (Clinical Application of DecisionDx-UM Gene Expression Assay Results II) was designed to prospectively evaluate patterns of physician referral and metastatic surveillance regimens for UM patients who were tested with DecisionDx-UM as part of their diagnostic work up, and to compare management plans between DecisionDx-UM low-risk (Class 1) and DecisionDx-UM high-risk (Class 2) patients.

Conference Call and Webcast Details

Castle Biosciences will hold a conference call on Monday, May 11, 2020, at 4:30 p.m. Eastern time to discuss its first quarter 2020 results and provide a corporate update.

A live webcast of the conference call can be accessed here: https://edge.media-server.com/mmc/p/a75c7ok5 or via the webcast link on the Investor Relations page of the Company’s website (www.castlebiosciences.com). Please access the webcast at least 10 minutes before the conference call start time. An archive of the webcast will be available on the Company’s website until June 1, 2020.

To access the live conference call via phone, please dial 877-282-2581 from the United States and Canada, or +1 470-495-9479 internationally, at least 10 minutes prior to the start of the call, using the conference ID 5699079.

There will be a brief Question & Answer session following management commentary.

About Castle Biosciences, Inc.
Castle Biosciences (Nasdaq: CSTL) is a commercial-stage dermatologic cancer company focused on providing physicians and their patients with personalized, clinically actionable genomic information to make more accurate treatment decisions. The Company currently offers tests for patients with cutaneous melanoma (DecisionDx®-Melanoma, DecisionDx®-CMSeq; www.SkinMelanoma.com) and uveal melanoma (DecisionDx®-UM, DecisionDx®-PRAME and DecisionDx®- UMSeq; www.MyUvealMelanoma.com), with products in development for other underserved cancers, the two most advanced of which are focused on patients with cutaneous squamous cell carcinoma, and patients who have a difficult-to-diagnose pigmented lesion. Castle Biosciences is based in Friendswood, Texas (Houston), and has laboratory operations in Phoenix, Arizona. For more information, visit www.CastleBiosciences.com.

Forward-Looking Statements
The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These forward-looking statements include, but are not limited to, statements concerning the effects of the COVID-19 pandemic on our business and our efforts to address its impact on our business, statements concerning the expected commercial availability of our pipeline products, the impact of our tests, including DecisionDx-Melanoma, on patient treatment plans, our expectations regarding our supply channel, consumable inventory levels and turnaround times for test reports, expectations regarding rescheduled patient appointments and prioritization of biopsies, our prospects and plans and the objectives of management. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the effects of the COVID-19 pandemic on our business and our efforts to address its impact on our business and our ability to maintain compliance with the covenants in our debt facility, inaccuracies in data supporting our proprietary customer study, the timing and amount of revenue we are able to recognize in a given fiscal period, unexpected delays in planned launch of our pipeline products, the level and availability of reimbursement for our products, our ability to manage our anticipated growth and the risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 10, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and in our other filings with the SEC. The forward-looking statements are applicable only as of the date on which they are made, and we do not assume any obligation to update any forward-looking statements, except as may be required by law.

The COVID-19 situation continues to evolve and brings along with it a high level of uncertainty surrounding potential future impacts. Therefore, the April 1 through May 6, 2020, order data is not necessarily indicative of the Company’s results of operations that can be expected for the three months ending June 30, 2020, or any other interim period, or for the year ending December 31, 2020. There can be no assurance that the expected rescheduling will occur as anticipated. Additionally, there can be no assurance of the timing of biopsies and subsequent diagnoses of melanoma, nor if the decision by a patient to seek out an appointment for a suspicious pigmented lesion will occur. While the Company believes the majority of these visits will occur at some point, it cannot predict pace or timing.

Investor and Media Contact:
Camilla Zuckero
+1 832-835-5158
czuckero@castlebiosciences.com

CASTLE BIOSCIENCES, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019

NET REVENUES	$17,418	$8,717
COST OF SALES	2,391	1,598
Gross margin	15,027	7,119
OPERATING EXPENSES
Research and development	2,913	1,394
Selling, general and administrative	11,078	6,047
Total operating expenses	13,991	7,441
Operating income (loss)	1,036	(322)
Interest income	298	21
Interest expense	(764)	(1,024)
Other expense, net	—	(33)
Income (loss) before income taxes	570	(1,358)
Income tax expense	—	—
Net income (loss) and comprehensive income (loss)	570	(1,358)
Convertible preferred stock cumulative dividends	—	928
Accretion of redeemable convertible preferred stock to redemption value	—	56
Net income (loss) and comprehensive income (loss) attributable to common stockholders	$570	$(2,342)

Earnings (loss) per share attributable to common stockholders:
Basic	$0.03	$(1.22)
Diluted	$0.03	$(1.22)
Weighted-average shares outstanding:
Basic	17,372	1,917
Diluted	18,734	1,917

CASTLE BIOSCIENCES, INC.
CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	December 31
	2020	2019
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$98,653	$98,845
Accounts receivable, net	14,600	14,648
Inventory	1,219	1,237
Prepaid expenses and other current assets	2,080	1,951
Total current assets	116,552	116,681
Long-term accounts receivable, net	756	870
Property and equipment, net	2,733	2,060
Other assets – long-term	216	135
Total assets	$120,257	$119,746

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,934	$1,865
Accrued compensation	3,134	5,779
Other accrued liabilities	1,855	1,812
Current portion of long-term debt	8,333	5,833
Total current liabilities	15,256	15,289
Long-term debt	17,013	19,289
Deferred rent liability	54	55
Total liabilities	32,323	34,633
Stockholders’ Equity
Common stock	17	17
Additional paid-in capital	139,559	137,308
Accumulated deficit	(51,642)	(52,212)
Total stockholders’ equity	87,934	85,113
Total liabilities and stockholders’ equity	$120,257	$119,746

CASTLE BIOSCIENCES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2020	2019
OPERATING ACTIVITIES
Net income (loss)	$570	$(1,358)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation	91	77
Stock compensation expense	1,577	168
Amortization of intangibles	—	3
Amortization of debt discounts and issuance costs	224	334
Change in fair value of preferred stock warrant liability	—	(13)
Change in fair value of embedded derivative	—	46
Change in operating assets and liabilities:
Accounts receivable	161	3,841
Prepaid expenses and other current assets	(129)	(66)
Inventory	19	73
Other assets	(77)	(14)
Accounts payable	56	(329)
Accrued compensation	(2,645)	(1,809)
Other accrued liabilities	(96)	321
Deferred rent liability	(2)	14
Net cash (used in) provided by operating activities	(251)	1,288
INVESTING ACTIVITIES
Purchases of property and equipment	(500)	(244)
Net cash used in investing activities	(500)	(244)
FINANCING ACTIVITIES
Proceeds from issuance of convertible promissory notes, net of issuance costs	—	11,695
Repayments on line of credit	—	(989)
Proceeds from exercise of common stock options	71	1
Proceeds from contributions to the employee stock purchase plan	488	—
Net cash provided by financing activities	559	10,707
NET CHANGE IN CASH AND CASH EQUIVALENTS	(192)	11,751
Beginning of period	98,845	4,479
End of period	$98,653	$16,230